UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)                                July 26, 2005
LESCO, INC.
(Exact name of registrant as specified in its charter)

Ohio	0-13147	34-0904517

(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

1301 E. 9th Street, Suite 1300, Cleveland, Ohio	44114

(Address of principle executive offices)	(Zip Code)
Registrant’s telephone number, including area code                                 (216) 706-9250
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS
Item 1.01 Entry into a Material Definitive Agreement.
     On July 26, 2005, the Company entered into a definitive Asset Purchase Agreement pursuant to which the Company will sell to Turf Care Supply Corp., an affiliate of Platinum Equity LLC, substantially all of its supply chain assets and enter into a Long-Term Supply Agreement that requires Turf Care Supply Corp. to manufacture and supply to the Company branded and non-branded consumable products for a period not less than five years.
     The Company’s key supply chain assets include owned and leased real estate in Ohio, Florida, Massachusetts and Oregon, all raw materials, packaging and inventory (other than that which is located at Company sales locations, LESCO Service Center® stores, or on any Store-on-Wheels® vehicles) contractual agreements with third-party logistics providers and transportation companies, and various product distribution, supply and service contracts. Turf Care Supply Corp. also will hire the employees of the Company located at the acquired manufacturing and distribution sites.
     Turf Care Supply Corp. will pay the Company a cash purchase price equal to the cost of the Company’s inventory sold at closing, subject to adjustment for employee-related obligations and accounts payable being assumed by Turf Care Supply Corp. After setoff for such obligations, the Company anticipates receiving at least $25 million in cash.
     The Asset Purchase Agreement contains representations, warranties, indemnities, non-competition provisions and closing conditions (including that Turf Care Supply Corp. must obtain secured financing) that are customary for a transaction of this nature. Closing is expected to occur no later than October 31, 2005.
     The proposed Long-Term Supply Agreement has an “evergreen” term; however, either party can terminate the supply agreement without cause after the first two years with three years’ notice. If Turf Care Supply Corp. breaches the supply agreement or terminates it for reasons other than the Company’s breach, the Company will have the option to repurchase the sold assets for a purchase price based on the higher of the depreciated cost or fair market value of the capital assets and certain costs of the inventory. If the Company terminates the agreement for reasons other than Turf Care Supply Corp.’s breach of certain terms of the agreement, then the Company must pay Turf Care Supply Corp. a termination fee in an amount that decreases on an annual basis beginning on the second anniversary of the date of the agreement.
     The Company will pay Turf Care Supply Corp. cost plus a fixed margin based on a specified formula for the products manufactured by it and sold to the Company under the Long-Term Supply Agreement. The annual costs that Turf Care Supply Corp. may charge to the Company are capped according to an agreed formula. Cost savings realized by Turf Care Supply Corp. will be shared with the Company according to an agreed formula. Turf Care Supply Corp. must meet specified service levels or it will incur financial penalties and, under certain circumstances, the Company may terminate the Long-Term Supply Agreement.

     The Company will retain ownership of its 286 LESCO Service Center® stores, its 110 Stores-on-Wheels® vehicles, all but two of its patents, and all copyrights, trademarks, service marks and trade dress.
Item 2.02 Results of Operations and Financial Condition.
     On July 27, 2005, the Company issued a news release announcing its second quarter and first half operating results. A copy of that news release is attached as Exhibit 99.1 to this Report.
     The information contained in this Item 2.02 and in the accompanying Exhibit 99.1 shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof. The information in Item 2.02 of this Report, including Exhibit 99.1 hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.

99.1	News Release dated July 27, 2005.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
LESCO, INC.
  (Registrant)

Date: July 27, 2005	By:	/s/ Jeffrey L. Rutherford
Jeffrey L. Rutherford
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

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